Exhibit 99.1

       Astoria Financial Corporation Announces Third Quarter EPS of $0.53

          Quarterly Cash Dividend of $0.22 Per Common Share Declared


    LAKE SUCCESS, N.Y., Oct. 16 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $41.6 million, or $0.53 diluted earnings per common share, for the quarter ended September 30, 2003, compared to $62.2 million, or $0.72 diluted earnings per common share, for the quarter ended September 30, 2002. For the nine months ended September 30, 2003, net income totaled $148.9 million, or $1.85 diluted earnings per common share, compared to net income of $187.4 million, or $2.13 diluted earnings per common share for the comparable 2002 period.
For the 2003 third quarter, returns on average equity and average assets were 11.35% and 0.74%, respectively, compared to 15.72% and 1.14%, respectively, for the comparable 2002 period. For the nine months ended September 30, 2003, returns on average equity and average assets were 13.13% and 0.88%, respectively, compared to 15.92% and 1.13%, respectively, for the comparable 2002 period.

    Commenting on the third quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, said, "As anticipated, third quarter results were negatively impacted by the continued very high level of cash flow from mortgage refinance activity and accelerated premium amortization. However, based on lower mortgage refinance applications received in August, September and into October, refinance lending activity and related cash flows should slow in the fourth quarter."


    Board Declares Quarterly Cash Dividend

    The Board of Directors of the Company, at their October 15, 2003 meeting, declared a quarterly cash dividend of $0.22 per common share. The dividend is payable on December 1, 2003 to shareholders of record as of November 17, 2003. This is the thirty-fourth consecutive quarterly cash dividend declared by the Company. The annualized dividend yield, based on the share price as of October 15, 2003, is 2.69%.


    Ninth Stock Repurchase Program Continues

    During the third quarter, Astoria repurchased 1.3 million shares of its common stock at an average cost of $29.82 per share. For the nine months ended September 30, 2003, 6.0 million shares were repurchased at an average cost of $26.34 per share. To date, under the ninth program that commenced in November 2002, Astoria has repurchased 6.4 million shares of the 10 million shares authorized.


    Redemption of 12% Preferred Stock, Series B

    On October 1, 2003, the Company completed the redemption of all 2,000,000 outstanding shares of its 12% Noncumulative Perpetual Preferred Stock, Series B (the "Preferred Shares"), at a redemption price of $27.25 per share, plus $1.00 in accrued and unpaid dividends, for an aggregate redemption price of $28.25 per Preferred Share (the "Redemption Price").


    Balance Sheet Summary

    Key balance sheet highlights outlining the cumulative effect of the Company's balance sheet repositioning since December 31, 1999 follow:


    (Dollars in millions)

                                                                  Change
              12/31/99 12/31/00  12/31/01  12/31/02  9/30/03  12/31/99-9/30/03
    Assets     $22,697  $22,337   $22,668   $21,698  $22,069       -  3%
    Loans      $10,286  $11,422   $12,167   $12,059  $12,311       + 20%
    MBS        $ 9,287  $ 7,875   $ 7,074   $ 7,380  $ 8,155       - 12%
    Deposits   $ 9,555  $10,072   $10,904   $11,067  $11,213       + 17%
    Core
     Deposits* $ 4,625  $ 4,922   $ 5,743   $ 5,914  $ 5,727       + 24%
    Checking   $   878  $ 1,005   $ 1,200   $ 1,383  $ 1,480       + 69%
    Borrowings $11,524  $10,320   $ 9,822   $ 8,821  $ 9,074       - 21%

    * Excludes time deposits


    Mortgage loan production for the quarter ended September 30, 2003, fueled by high refinance activity, totaled $2.3 billion, compared to $1.3 billion for the comparable 2002 period. For the nine months ended September 30, 2003, loan production increased 46% to $5.8 billion from $4.0 billion for the comparable 2002 period. Included in the 2003 third quarter and nine month loan production were one-to-four family loan originations totaling $1.7 billion and $4.6 billion, respectively, predominantly 3/1 and 5/1 adjustable rate mortgage ("ARM") loans.

    Mortgage loan prepayments for the quarter and nine months ended September 30, 2003 totaled $1.5 billion and $4.3 billion, respectively, compared to $1.2 billion and $3.0 billion for the respective 2002 periods.

    For the quarter and nine months ended September 30, 2003, multifamily and commercial real estate ("CRE") loan originations increased to $556.6 million and $1.2 billion, respectively, up 77% and 58%, respectively, over the 2002 comparable periods. At September 30, 2003, the combined multifamily and CRE loan portfolios totaled $2.9 billion, up 33% from September 30, 2002, representing 24% of total loans. The average loan-to-value ratio of the multifamily and CRE loan portfolio is less than 65%, based on current principal balance and original appraised value. The average loan outstanding remains under $1 million.

    The Company's strong multifamily and CRE lending efforts are reflected in the growth of this portfolio since 1999:



    (Dollars in                                                   Change
     millions)    12/31/99 12/31/00 12/31/01 12/31/02 9/30/03 12/31/99-9/30/03

    Multifamily/
     CRE Loans      $1,014   $1,282   $1,693   $2,345  $2,916      +188%
    % of Total Loans   10%      11%      14%      20%     24%      +140%


    Commenting on these solid lending results, Mr. Engelke said, "Our multifamily and CRE lending continues to exhibit strong growth. We have achieved great success in building a high quality multifamily and CRE loan portfolio and expect to continue to produce strong, double-digit growth in the future."

    At September 30, 2003, non-performing loans totaled $33.3 million, or 0.15% of total assets compared to $36.0 million, or 0.16% of total assets, at June 30, 2003 and $34.5 million, or 0.16% of total assets, at December 31, 2002. Net charge-offs for the quarter and nine months ended September 30, 2003 were $185,000 and $341,000, respectively. The ratio of the allowance for loan losses to non-performing loans was 250% at September 30, 2003.

    Mortgage-backed securities ("MBS") decreased by $442.2 million from June 30, 2003 and totaled $8.2 billion at September 30, 2003. The decrease was attributable to repayments of $2.5 billion, offset by purchases of $2.1 billion.

    Deposits were down slightly from June 30, 2003 and totaled $11.2 billion at September 30, 2003. Core deposits, which exclude certificate of deposit accounts, totaled $5.7 billion, representing 51% of total deposits at September 30, 2003.

    Borrowings at September 30, 2003 totaled $9.1 billion.   The following
table details future borrowing maturities and weighted average rates:


          Contractual                   Total Amount           Weighted
           Maturity                      Maturing            Average Rate
            4Q03(1)                   $ 1.7 Billion              3.41%
            1Q04                      $ 2.8 Billion              4.97%
            2Q04                      $ 500 Million              5.80%
            3Q04                      $   -- 0 --                  --
            Total next 12 months      $ 5.0 Billion              4.53%
            Beyond 3Q04(2)            $ 4.1 Billion              5.01%
            Total                     $ 9.1 Billion              4.75%


    We entered into forward borrowing commitments for $900 million in the third quarter, the effect of which will be to extend borrowings with a weighted average rate of 5.29%, scheduled to mature in the 2003 fourth quarter, for an average term of 2.7 years, with a weighted average rate of 2.63%. The remaining high cost borrowings scheduled to mature within the next twelve months are expected to either be repaid or repriced at substantially lower rates which should result in a significant decline in the cost of funds.

    In addition to the above borrowing maturities, over the next twelve months approximately $2.7 billion of CDs with an average rate of 2.55% will mature. During the third quarter of 2003, $780.7 million of CDs, with an average rate of 2.01% and an average maturity of 12 months, matured and $731.5 million of CDs were issued or repriced with an average rate of 1.60% and an average maturity of 15 months. The following table details retail CDs maturing over the next twelve months along with weighted average rates:


    CDs Maturing                 Amount            Weighted Average Rate
    4Q03                     $ 778 Million                2.45%
    1Q04                     $ 943 Million                2.45%
    2Q04                     $ 581 Million                2.73%
    3Q04                     $ 356 Million                2.77%
    Total                    $ 2.7 Billion                2.55%


    Stockholders' equity was $1.5 billion, or 6.68% of total assets, at September 30, 2003. Astoria Federal continues to maintain capital ratios in excess of applicable regulatory requirements. At September 30, 2003, core, tangible and risk-based capital ratios of Astoria Federal were 7.52%, 7.52% and 15.66%, respectively.


    Third Quarter and Nine-Month Earnings Summary

    Net interest income for the three and nine month periods ended September 30, 2003 totaled $79.6 million and $284.9 million, respectively, compared to $116.1 million and $353.4 million, respectively, for the comparable 2002 periods.

    Astoria's net interest margin for the quarter ended September 30, 2003 was 1.52% compared to 1.78% on a linked quarter basis and 2.25% for the comparable 2002 period. For the nine months ended September 30, 2003, the net interest margin was 1.79% compared to 2.25% for the comparable 2002 period. The decline in the net interest margin was due, in part, to the repurchase of 9.1 million common shares over the past twelve months and the more rapid decline in the yield on interest earning assets than the cost of interest bearing liabilities. The decrease in the yield on interest earning assets was exacerbated by the effect of accelerated net premium amortization expense on mortgage loans and MBS. Net premium amortization expense on mortgage loans and MBS totaled $34.7 million for the 2003 third quarter compared to $13.4 million for the year ago third quarter. For the nine months ended September 30, 2003, net premium amortization totaled $93.6 million compared to $32.8
million for the comparable 2002 period.   The accelerated level of net premium
amortization is due to the unprecedented high level of mortgage refinance activity and should recede as interest rates rise and as mortgage loan and MBS refinance activity subsides.

    Non-interest income for the quarter ended September 30, 2003 totaled $33.9 million compared to $25.2 million for the quarter ended September 30, 2002. The increase is due to an increase in mortgage banking income, net, partially offset by lower gain on sales of securities in the 2003 third quarter. For the nine months ended September 30, 2003, non-interest income totaled $91.3 million compared to $76.5 million for the comparable 2002 period. The increase is due to increased mortgage banking income, net and increased gain on sales of securities. Gain on sales of securities for the quarter and nine months ended September 30, 2003 were $4.5 million and $14.7 million, respectively, compared to $8.5 million for both the comparable quarter and nine months of 2002.

    The components of mortgage banking income, net, which is included in non-interest income, are detailed below:


    (Dollars in millions)      3Q03  3Q02  2003  Nine Months  2002 Nine Months
    Loan servicing fees       $ 1.8    $ 3.1       $  6.2        $  9.5
    Amortization of MSR       $(3.0)   $(2.7)      $(10.6)       $ (6.7)
    MSR valuation adjustments $ 2.9    $(9.1)      $  0.2        $(10.2)
    Net gain on sale of loans $ 4.3    $ 1.1       $ 10.2        $  3.9
    Mortgage banking
     income, net              $ 6.0    $(7.6)      $  6.0        $( 3.5)


    General and administrative expense ("G&A") for the quarter and nine months ended September 30, 2003 totaled $51.4 million and $155.2 million, respectively, compared to $48.6 million and $147.0 million, respectively, for the comparable 2002 periods. The G&A expense to average assets ratio for the 2003 third quarter was 0.92% compared to 0.89% a year ago. For the nine months ended September 30, 2003 the G&A expense to average assets ratio was 0.91% compared to 0.88% a year ago.


    Future Outlook

    Commenting on the outlook for next twelve months, Mr. Engelke stated, "We agree with the consensus for a gradual economic recovery in 2004. Real estate markets should remain fairly strong despite a substantial slowing of refinance activity. With refinance activity slowing, we can expect to realize a very significant earnings benefit as net premium amortization returns to more
normal levels.   Earnings will also benefit from the repricing of our
borrowings at lower rates and the resumption of mortgage loan portfolio growth. Accordingly, we now expect earnings and the net interest margin in the fourth quarter to resemble the third quarter and to increase robustly during 2004."


    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.1 billion, is the second largest thrift institution headquartered in New York and fifth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in nineteen states, primarily the East Coast, and through correspondent relationships in forty-four states.


    Forward Looking Statements

    This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

    Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.


    Earnings Conference Call October 17, 2003 at 9:30 a.m. (ET)

    The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Friday morning, October 17, 2003 at 9:30 a.m.
(ET). The toll-free dial-in number is (800) 967-7140. A replay will be available on October 17, 2003 from 1:00 p.m. (ET) through October 24, 2003, 11:59 p.m. (ET). The replay number is (888) 203-1112, passcode: 683375. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived through October 24, 2003.


     (1) Includes $900 million of borrowings with a weighted average rate of 5.29%, scheduled to mature in the fourth quarter, which were effectively extended through forward borrowing commitments entered into in the third quarter for an average term of 2.7 years, with a weighted average rate of 2.63%.

     (2) Includes $2.3 billion of borrowings that have a maturity date greater than one year but can be called prior to September 30, 2004.


    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
    (In Thousands, Except Share Data)



                                                    At                At
                                                September 30,     December 31,
                                                   2003              2002
    ASSETS
    Cash and due from banks                       $212,997          $167,605
    Federal funds sold and repurchase
     agreements                                     71,354           510,252
    Mortgage-backed securities available-
     for-sale                                    3,293,320         2,453,633
    Other securities available-for-sale            159,237           338,948
    Mortgage-backed securities held-to-
     maturity
      (fair value of $4,919,583 and
       $4,985,562, respectively)                 4,861,216         4,925,891
    Other securities held-to-maturity
     (fair value of $47,895
      and $115,003, respectively)                   47,370           115,366
    Federal Home Loan Bank of New York
     stock                                         230,450           247,550
    Loans held-for-sale, net                        56,434            62,669
    Loans receivable:
      Mortgage loans, net                       11,894,172        11,680,160
      Consumer and other loans, net                417,243           379,201
                                                12,311,415        12,059,361
      Allowance for loan losses                    (83,205)          (83,546)
      Total loans receivable, net               12,228,210        11,975,815
    Mortgage servicing rights, net                  15,941            20,411
    Accrued interest receivable                     80,855            88,908
    Premises and equipment, net                    158,593           157,297
    Goodwill                                       185,151           185,151
    Bank owned life insurance                      365,508           358,898
    Other assets                                   102,452            89,435

    TOTAL ASSETS                               $22,069,088       $21,697,829

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Liabilities:
      Deposits                                 $11,212,887       $11,067,196
      Reverse repurchase agreements              6,635,000         6,285,000
      Federal Home Loan Bank of New York
       advances                                  1,964,000         2,064,000
      Other borrowings, net                        474,877           472,180
      Mortgage escrow funds                        138,576           104,353
      Accrued expenses and other
       liabilities                                 168,531           151,102

    TOTAL LIABILITIES                           20,593,871        20,143,831

    Stockholders' equity:
      Preferred stock, $1.00 par value;
       5,000,000 shares authorized:
        Series A (1,225,000 shares
         authorized and - 0 - shares issued
         and outstanding)                                -                 -
        Series B (2,000,000 shares
         authorized, issued and
         outstanding)                                2,000             2,000
      Common stock, $.01 par value;
       (200,000,000  shares authorized;
        110,996,592 shares issued; and
         79,651,565 and 84,805,817 shares
        outstanding, respectively)                   1,110             1,110
      Additional paid-in capital                   849,201           840,186
      Retained earnings                          1,450,778         1,368,062
      Treasury stock (31,345,027 and
       26,190,775 shares, at cost,
       respectively)                              (776,832)         (639,579)
      Accumulated other comprehensive
       (loss) income                               (24,610)            9,800
      Unallocated common stock held by
       ESOP
        (4,809,080 and 5,018,500 shares,
         respectively)                             (26,430)          (27,581)

    TOTAL STOCKHOLDERS' EQUITY                   1,475,217         1,553,998

    TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY                                    $22,069,088       $21,697,829



    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF INCOME
    (In Thousands, Except Share Data)

                               For the Three Months    For the Nine Months
                                       Ended                   Ended
                                   September 30,            September 30,
                                 2003         2002        2003         2002
    Interest income:
      Mortgage loans:
        One-to-four family     $110,340     $154,192    $355,135     $484,150
        Multi-family,
         commercial real
         estate and
         construction            53,419       42,644     149,084      117,714
      Consumer and other loans    4,736        4,792      14,468       12,711
      Mortgage-backed
       securities                71,276       91,552     253,537      289,273
      Other securities            7,265       16,629      25,394       55,734
      Federal funds sold and
       repurchase agreements        219        3,571       1,436       10,963
    Total interest income       247,255      313,380     799,054      970,545
    Interest expense:
      Deposits                   55,176       71,702     170,606      225,472
      Borrowed funds            112,447      125,554     343,557      391,653
    Total interest expense      167,623      197,256     514,163      617,125

    Net interest income          79,632      116,124     284,891      353,420
    Provision for loan losses         -          301           -        2,307
    Net interest income after
     provision for loan losses   79,632      115,823     284,891      351,113
    Non-interest income:
      Customer service fees      15,086       15,640      45,678       44,918
      Other loan fees             2,001        2,242       5,868        5,922
      Net gain on sales of
       securities                 4,500        8,489      14,665        8,489
      Mortgage banking
       income, net                5,954       (7,571)      6,014       (3,543)
      Income from bank owned
       life insurance             4,929        5,683      15,177       15,927
      Other                       1,410          729       3,916        4,787
    Total non-interest
     income                      33,880       25,212      91,318       76,500
    Non-interest expense:
      General and
       administrative:
        Compensation and
         benefits                27,211       26,645      83,579       79,002
        Occupancy, equipment
         and systems             15,094       13,373      44,868       39,600
        Federal deposit
         insurance premiums         480          492       1,440        1,496
        Advertising               1,501          997       4,743        3,555
        Other                     7,122        7,075      20,584       23,333
    Total non-interest expense   51,408       48,582     155,214      146,986

    Income before income tax
     expense                     62,104       92,453     220,995      280,627
    Income tax expense           20,503       30,237      72,108       93,262

    Net income                   41,601       62,216     148,887      187,365

    Preferred dividends
     declared                    (1,500)      (1,500)     (4,500)      (4,500)

    Net income available to
     common shareholders        $40,101      $60,716    $144,387     $182,865


    Basic earnings per
     common share                 $0.53        $0.73       $1.87        $2.17


    Diluted earnings per
     common share                 $0.53        $0.72       $1.85        $2.13

    Basic weighted average
     common shares           75,376,835   83,329,044  77,079,828   84,333,207
    Diluted weighted average
     common and common
      equivalent shares      76,352,144   84,795,336  77,854,686   85,920,019



    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    SELECTED FINANCIAL RATIOS AND OTHER DATA

                                 At or For the            At or For the
                               Three Months Ended       Nine Months Ended
                                  September 30,            September 30,
                                 2003      2002         2003           2002

    Selected Returns and
    Financial Ratios (annualized)
        Return on average
         stockholders' equity    11.35 %  15.72 %       13.13 %       15.92 %
        Return on average
         tangible stockholders'
         equity (1)              12.99    17.81         14.96         18.05
        Return on average assets  0.74     1.14          0.88          1.13
        General and administrative
         expense to average
         assets                   0.92     0.89          0.91          0.88
        Efficiency ratio (2)     45.29    34.37         41.26         34.19
        Net interest rate
         spread (3)               1.48     2.12          1.74          2.11
        Net interest margin (4)   1.52     2.25          1.79          2.25

    Asset Quality Data (dollars
     in thousands)
        Non-performing
         loans/total loans                               0.27 %        0.26 %
        Non-performing
         loans/total assets                              0.15          0.15
        Non-performing
         assets/total assets                             0.15          0.15
        Allowance for
         loan losses/ non-
         performing loans                              250.11        259.20
        Allowance for loan
         losses/non-accrual
         loans                                         254.96        268.43
        Allowance for loan losses/
        total loans                                      0.68          0.67
        Net charge-offs to average
         loans outstanding
         (annualized)             0.01 %   0.01 %        0.00          0.01

        Non-performing assets                         $33,839       $33,149
        Non-performing loans                           33,267        32,271
        Loans 90 days past maturity
         but still accruing interest                      633         1,109
        Non-accrual loans                              32,634        31,162
        Net charge-offs           $185     $258           341           944

    Capital Ratios (Astoria
     Federal)
        Tangible                                         7.52 %        7.04 %
        Core                                             7.52          7.04
        Risk-based                                      15.66         15.14

    Other Data
        Cash dividends paid per
         common share            $0.22    $0.20         $0.64         $0.57
        Dividend payout ratio    41.51 %  27.78 %       34.59 %       26.76 %
        Stockholders' equity (in
         thousands)                                $1,475,217    $1,584,734
        Common stockholders'
         equity (in thousands)                      1,425,217     1,534,734
        Book value per common
         share (5)                                      19.04         18.59
        Tangible book value per
         common share (6)                               16.57         16.35
        Average equity/average
         assets                   6.54 %   7.22 %        6.68 %        7.08 %
        Mortgage loans serviced
         for others (in
         thousands)                                $1,984,363    $2,916,842
        Full time equivalent
         employees                                      1,979         1,952

        (1) Average tangible stockholders' equity represents average stockholders' equity less average goodwill.
        (2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
        (3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
        (4) Net interest margin represents net interest income divided by average interest-earning assets.
        (5) Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
        (6) Tangible book value per common share represents common stockholders' equity less goodwill divided by outstanding common shares, excluding unallocated ESOP shares.



     ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

     AVERAGE BALANCE SHEETS

     (Dollars in Thousands)


                                    For the Three Months Ended September 30,

                                                     2003
                                                                  Average
                                    Average                        Yield/
                                    Balance        Interest         Cost
                                                               (Annualized)

    Assets:
     Interest-earning assets:
      Mortgage loans (1):
        One-to-four family       $8,944,114        $110,340         4.93%
        Multi-family,
        commercial real
         estate and
          construction            2,857,110          53,419          7.48
      Consumer and other
       loans (1)                    413,519           4,736          4.58
      Total loans                12,214,743         168,495          5.52
      Mortgage-backed
       securities (2)             8,179,267          71,276          3.49
      Other securities (2)(3)       477,432           7,265          6.09
      Federal funds sold and
       repurchase agreements         90,642             219          0.97
    Total interest-earning
      assets                     20,962,084         247,255          4.72
    Goodwill                        185,151
    Other non-interest
    -earning assets               1,293,372

    Total assets                $22,440,607

    Liabilities and stockholders' equity:
      Interest-bearing liabilities:
        Savings                  $2,940,389           3,127          0.43
        Money market              1,348,441           1,986          0.59
        NOW and demand
         deposit                  1,529,299             292          0.08
        Certificates of
         deposit                  5,425,815          49,771          3.67
        Total deposits           11,243,944          55,176          1.96
        Borrowed funds            9,423,789         112,447          4.77
     Total interest-bearing
      liabilities                20,667,733         167,623          3.24
     Non-interest-bearing
      liabilities                   306,258
    Total liabilities            20,973,991
    Stockholders' equity          1,466,616
    Total liabilities and
     stockholders' equity       $22,440,607

    Net interest income/net interest
    rate spread                                     $79,632          1.48
    Net interest-earning assets/net
    interest margin                $294,351                          1.52

    Ratio of interest-earning
     assets to interest-bearing
     liabilities                      1.01x

     (1)Mortgage and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
     (2) Securities available-for-sale are reported at average amortized cost.
     (3) Other securities include Federal Home Loan Bank of New York stock.



                                     For the Three Months Ended September 30,

                                                       2002
                                                                  Average
                                    Average                        Yield/
                                    Balance        Interest         Cost
                                                             (Annualized)

    Assets:
    Interest-earning assets:
      Mortgage loans (1):
        One-to-four family      $10,012,425        $154,192         6.16%
        Multi-family,
        commercial real estate
        and construction          2,166,118          42,644          7.87
      Consumer and other
       loans (1)                    323,195           4,792          5.93
      Total loans                12,501,738         201,628          6.45
      Mortgage-backed
       securities (2)             6,376,544          91,552          5.74
      Other securities (2) (3)      927,940          16,629          7.17
      Federal funds sold and
       repurchase agreements        827,857           3,571          1.73
    Total interest-earning
     assets                      20,634,079         313,380          6.07
      Goodwill                      185,151
      Other non-interest-earning
       assets                     1,101,604
    Total assets                $21,920,834

    Liabilities and stockholders' equity:
      Interest-bearing liabilities:
        Savings                  $2,810,974           7,938          1.13
        Money market              1,870,756           7,777          1.66
        NOW and demand
         deposit                  1,273,066             931          0.29
        Certificates of
         deposit                  5,253,760          55,056          4.19
        Total deposits           11,208,556          71,702          2.56
        Borrowed funds            8,771,982         125,554          5.73
      Total interest-bearing
       liabilities               19,980,538         197,256          3.95
      Non-interest-bearing
       liabilities                  357,532
    Total liabilities            20,338,070
    Stockholders' equity          1,582,764
    Total liabilities and
     stockholders' equity       $21,920,834

    Net interest income/net interest
    rate spread                                    $116,124         2.12%
    Net interest-earning assets/net
    interest margin                $653,541                         2.25%
    Ratio of interest-earning assets
    to interest-bearing
     liabilities                      1.03x

     (1)Mortgage and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
     (2) Securities available-for-sale are reported at average amortized cost.
     (3) Other securities include Federal Home Loan Bank of New York stock.


    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    AVERAGE BALANCE SHEETS
    (Dollars in Thousands)

                                    For the Nine Months Ended September 30,
                                                     2003
                                                                   Average
                                      Average                       Yield/
                                      Balance       Interest        Cost
    Assets:                                                     (Annualized)
     Interest-earning assets:
      Mortgage loans(1):
       One-to-four family          $ 8,994,985      $ 355,135       5.26%
       Multi-family, commercial
        real estate
        and construction             2,634,045        149,084       7.55
      Consumer and other loans(1)      403,689         14,468       4.78
      Total loans                   12,032,719        518,687       5.75
      Mortgage-backed securities(2)  8,423,400        253,537       4.01
      Other securities (2) (3)         550,399         25,394       6.15
      Federal funds sold and
       repurchase agreements           167,965          1,436       1.14
     Total interest-earning assets  21,174,483        799,054       5.03
     Goodwill                          185,151
     Other non-interest-earning
      assets                         1,262,642
    Total assets                 $  22,622,276

    Liabilities and stockholders' equity:
     Interest-bearing liabilities:
      Savings                    $   2,897,358         10,243       0.47
      Money market                   1,450,089          8,198       0.75
      NOW and demand deposit         1,469,279          1,304       0.12
      Certificates of deposit        5,389,094        150,861       3.73
      Total deposits                11,205,820        170,606       2.03
      Borrowed funds                 9,603,936        343,557       4.77
     Total interest-bearing
      liabilities                   20,809,756        514,163       3.29
     Non-interest-bearing
      liabilities                      300,773
    Total liabilities               21,110,529
    Stockholders' equity             1,511,747
    Total liabilities
     and stockholders' equity    $  22,622,276

    Net interest income/net interest
     rate spread                                   $  284,891       1.74%
    Net interest-earning assets/net
     interest margin             $     364,727                      1.79%
    Ratio of interest-earning assets
     to interest-bearing liabilities     1.02x


     (1) Mortgage and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
     (2) Securities available-for-sale are reported at average amortized cost.
     (3)  Other securities include Federal Home Loan Bank of New York stock.


                                  For the Nine Months Ended September 30,
                                                    2002
                                                                 Average
                                   Average                        Yield/
                                   Balance       Interest          Cost
    Assets:                                                    (Annualized)
     Interest-earning assets:
      Mortgage loans(1):
       One-to-four family      $ 10,221,945     $ 484,150         6.32%
       Multi-family, commercial
        real estate
        and construction          1,982,618       117,714         7.92
      Consumer and other loans(1)   287,169        12,711         5.90
      Total loans                12,491,732       614,575         6.56
      Mortgage-backed
       securities(2)              6,503,436       289,273         5.93
      Other securities (2) (3)    1,092,241        55,734         6.80
      Federal funds sold and
       repurchase agreements        857,510        10,963         1.70
     Total interest-earning
      assets                     20,944,919       970,545         6.18
     Goodwill                       185,151
     Other non-interest-earning
      assets                      1,043,406
     Total assets              $ 22,173,476

    Liabilities and
     stockholders' equity:
      Interest-bearing liabilities:
       Savings                 $  2,732,395        24,607         1.20
       Money market               1,920,586        27,632         1.92
       NOW and demand deposit     1,239,817         2,650         0.28
       Certificates of deposit    5,209,688       170,583         4.37
       Total deposits            11,102,486       225,472         2.71
       Borrowed funds             9,130,247       391,653         5.72
    Total interest-bearing
     liabilities                 20,232,733       617,125         4.07
    Non-interest-bearing
     liabilities                    371,810
    Total liabilities            20,604,543
    Stockholders' equity          1,568,933
    Total liabilities
     and stockholders' equity  $ 22,173,476

    Net interest
     income/net interest
     rate spread                               $  353,420         2.11%
    Net interest-earning
     assets/net interest margin  $  712,186                       2.25%
    Ratio of interest-earning assets
     to interest-bearing liabilities  1.04x

     (1) Mortgage and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
     (2) Securities available-for-sale are reported at average amortized cost.
     (3)  Other securities include Federal Home Loan Bank of New York stock.



SOURCE  Astoria Financial Corporation
    -0-                             10/16/2003
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations of Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com/
    /Company News On-Call:  http://www.prnewswire.com/comp/104529.html/
    /Web site:  http://ir.astoriafederal.com/
    (AF)

CO:  Astoria Financial Corporation
ST:  New York
IN:  FIN
SU:  ERN CCA